                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT, dated as of 20 of April, 1998, by and between Darrel Peters Productions, Inc., an Illinois corporation ("Seller"), and Big City Radio, Inc. a Delaware corporation ("Buyer") (The Seller and the Buyer may hereinafter be referred to together as the "Parties.")

         WHEREAS, Seller is the licensee of and owns and operates radio station operated under the call sign of WCBR(FM), licensed by the Federal Communications Commission ("FCC") to operate in Arlington Heights, Illinois (the "Station");

WHEREAS, for the consideration and subject to the receipt of the required consent of the FCC and the satisfaction of the other terms and conditions set forth herein, Seller desires to sell, and Buyer desires to purchase, certain of the operating assets of the Station, except as provided in Sections 1.2;

         NOW, THEREFORE, upon the terms and subject to the conditions set forth herein, the Parties hereto hereby agree as follows:


                                    ARTICLE 1

                               Transfer of Assets
                               ------------------

         1.1 Assets being Purchased. Seller agrees to sell, transfer, assign, convey and deliver, and in the case of the FCC licenses, permits and authorizations, to assign, to Buyer, and Buyer agrees to purchase, and in the case of the FCC licenses, permits and authorizations, to accept delivery of, the following assets owned or leased by Seller other than the "Excluded Assets" as defined in Section 1.2 (the "Assets"):

                  (a) The licenses, permits and authorizations issued by the FCC to Seller for the operation of the Station, including any FM translators, booster stations, satellite earth stations and auxiliary facilities, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto (the "FCC Licenses"), and any and all other licenses, rights, permits and/or authorizations from any and all governmental authorities issued to Seller now existing or obtained by Seller prior to the Closing (as defined in Section 3.2 hereof) used or to be used in connection with the operation of the Station, as set forth on Schedule 1.1(a) other than those indicated on Schedule 1.1(a) as not being assignable;

                  (b) All of the studio equipment, transmission equipment, broadcast equipment, translator equipment, satellite earth station equipment, auxiliary station equipment, towers, antennae, office and computer equipment and tangible personal property of every kind and description used in the operation of the Station, including without limitation those items listed on Schedule 1.1(b) (the "Personal Property"), and all, spare parts, tubes, test equipment, and engineering plans, if any, records and data used in connection with the operation of the Station, except to the extent such supplies and equipment are consumed in the ordinary course of business and consistent with past practice, and any additions to or replacements for such Personal Property acquired by Seller prior to the Closing, and all computer and electronic data processing software and other material used in the operation of the Station, business records pertaining to the operation of the Station except for Seller's corporate minute books and related corporate records and stationery;

                  (c) Except as set forth on Schedule 1.1(d) as excluded contracts and, at the sole election of Buyer, any "Material Contracts" (as defined herein) which Seller has failed to list on Schedules 1.1(d) and 1.2(i) ("Excluded Contracts"), the contracts, agreements, leases, employment agreements, and Barter Agreements (as defined in Section 4.15 of this Agreement) of Seller pertaining to the Station or the Assets, including without limitation all of those contracts and agreements listed on Schedules 1.1(d) and 1.1(h) and contracts for the sale of advertising time on the Station entered into in the ordinary course of business and which are terminable by their respective terms within sixty (60) days after the Closing Date (as defined in Section 3.2 hereof) without payment of any premium or penalty by Buyer (collectively the "Contracts");

                  (d) All rights to the call letters WCBR(FM) in connection with the operation of the Station, and the copyrights, trademarks, service marks, trade names, trade secrets, jingles, computer programs owned by or licensed to Seller that are used in connection with the operation of the Station, all or as listed on Schedule 1.1(e) (the "Intellectual Property");

                  (e) The rights to the Station's publicly-listed current telephone numbers, to the extent permitted by the applicable telephone company;

                  (f) The goodwill of the Station and any other intangible assets used or useful in the operation of the Station except litigation or claims relating to Seller's accounts receivables; and

                  (g) All interests in owned or leased real estate, including without limitation leases, subleases, easements, licenses and business and any other interest in real estate leased or owned by Seller including without limitation all real estate listed on Schedule 1.1(h) other than any Excluded Contracts (collectively, "Real Property").

         1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include the following (herein referred to as the "Excluded Assets"):

                  (a) All cash and any bank accounts of Seller;

                  (b) All pre-paid deposits

                  (c) All marketable and other investment securities owned, beneficially or of record, by Seller, including, without limitation, all money market funds, stocks, bonds, commercial paper, certificates of deposit or other time deposits of Seller and all dividends, distributions, earnings and profits related thereto;

                  (d) All of Seller's claims, rights and interests in and to any refunds for federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date;

                  (e) Any of Seller's rights, claims or causes of action against third Parties relating to the assets, properties, business or operations of Seller arising out of transactions occurring prior to the Closing Date, to the extent that such claims, rights or interests relate to (i) the Excluded Assets or (ii) matters in respect of which Seller is required to indemnify Buyer in accordance with Section 8.1;

                  (f) All of Seller's bonds held, whether surety, indemnity or otherwise, and all contracts and policies of insurance and prepaid insurance with respect to such contracts and policies;

                  (g) All of Seller's corporate minute books, stock transfer books, corporate records relating to Seller's incorporation, corporate seal, corporate tax returns and related documents and supporting work papers and any other records and returns relating to taxes, assessments or similar governmental levies;

                  (h) All account receivables owed to Seller prior to the Closing Date and all trade receivables pursuant to any Barter Agreement entered into by Seller prior to the Closing Date;

                  (i) All records and documents relating to the Excluded Assets or to the Excluded Liabilities, except to the extent material to the Assets being transferred or the business or operations of the Station; and

                  (j) Excluded Contracts as set forth on Schedule 1.2

                  (k) Those other Excluded Assets as set forth at Schedule 1.2

         1.3 Liens. Seller agrees that the Assets, on the Closing Date, shall be conveyed free and clear of all liens owed to, owed by, accruing to or in favor of any person or party whatsoever except for Permitted Liens as defined in
Section 12.1 hereof.

         1.4 Assumption of Liabilities. (a) On the Closing Date, Buyer shall deliver to Seller an undertaking and assumption, in the form of Exhibit 1.4, pursuant to which Buyer shall assume and agree to pay, discharge or perform, the following liabilities or obligations of Seller (such liabilities and obligations being referred to herein as

"Assumed Liabilities"):

                           (i) all liabilities and obligations arising from and
after Closing pursuant to or in connection with (A) the Assets as disclosed or referenced on the Schedules (as the same may be updated pursuant Section 7.3 hereof), (B) obligations to supply advertising time on the Station to advertisers in the ordinary course of Seller's business other than pursuant to Excluded Contracts or (C) the liabilities described in Sections 1.4(b)(vii),(viii) or (ix) to the extent that such liabilities are subject to apportionment in favor of Buyer pursuant to Section 2.3; and

                           (ii) all liabilities and obligations arising from and
after Closing pursuant to any lease, contract or other agreement entered into by Seller after the date hereof consistent with the terms of this Agreement and past practice.

                  (b) Anything to the contrary contained herein notwithstanding, Buyer shall not assume or be obligated for any liabilities or obligations of Seller of any type or nature whatsoever, whether known or unknown, matured or unmatured, absolute or contingent, other than the Assumed Liabilities (all of such liabilities and obligations not being assumed being herein called the "Excluded Liabilities"), and the Assumed Liabilities shall not include, without limitation, the following:

                           (i) any foreign, federal, state, county or local
income taxes which arise from the operation of the Station or the income taxes which arise from the operation of the Station or the use or ownership of any property of any description whether or not in connection with the Station on or prior to the Closing Date;

                           (ii) any liabilities and obligations arising pursuant
to any credit agreement or other document to which Seller is a party which evidences indebtedness for money borrowed by Seller;

                           (iii) any costs and expenses incurred by Seller
incident to its negotiation and preparation of this Agreement and the other agreements with Buyer contemplated hereby and its performance and compliance with the agreements and conditions contained herein or therein;

                           (iv) any of the Seller's liabilities or obligations
under this Agreement or the other agreements between Seller or any of Seller's Affiliates and Buyer or any of Buyer's Affiliates contemplated hereby;

                           (v) any liability of Seller to any Affiliate of
Seller;

                           (vi) any liabilities of Seller to attorneys, brokers
or accountants for services rendered prior to the Closing Date;

                           (vii) any liability of Seller for music license fees
or program license fees or rights accrued prior to the Closing Date except to the extent any such liabilities are subject to apportionment in favor of Buyer pursuant to Section
2.3 hereof;

                           (viii) any liability of Seller for any and all
benefits to its employees except to the extent any such liabilities are subject to apportionment in favor of Buyer pursuant to Section 2.3 hereof;

                           (ix) any account payable of Seller;

                           (x) any liability of Seller for any and all payments
or other obligations pursuant to any Excluded Contracts; and

                           (xi) any liabilities or obligations for personal
injury, death, property damage, violations of intellectual property or other rights or breaches of or interference with contractual rights, arising out of accidents or events occurring prior to the Closing Date.


                                    ARTICLE 2

                          Purchase Price; Apportionment
                          -----------------------------

         2.1 Amount and Payment of Consideration; Deposit. As consideration for the Assets to be purchased by Buyer, Buyer shall pay to Seller the sum of Fourteen Million Dollars ($14,000,000) (the "Purchase Price"). The Purchase Price shall be payable as follows: Upon execution of this Agreement, Buyer shall place into an escrow account established between Buyer, Seller and an escrow agent pursuant to an escrow agreement to be executed between the parties and attached hereto as Exhibit 2.1(a), the sum of One Million Dollars ($1,000,000) ("Deposit"). Upon Closing, Buyer shall instruct the escrow agent to release the Deposit to the Seller, and shall pay to Seller the remaining balance of the Purchase Price ("Closing Purchase Price Payment") via cashier's check or wire transfer of immediately available funds to an account designated by Seller in written notice to Buyer at least three (3) business days before the Closing Date. As additional consideration for the Assets to be purchased by Buyer, Buyer shall grant a credit to Seller for trade in services, airtime, or such other valuable consideration, as set forth in a certain Trade Agreement ("Trade Agreement"), to be executed between the parties as of the same date hereof and attached hereto as Exhibit 2.1(b), in the value equivalent to Seven Hundred and Fifty Thousand Dollars ($750,000.00) ("Trade Consideration"), to be redeemed by Seller over a ten (10) year period, in accordance with the terms and conditions of the Trade Agreement.

         2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with Schedule 2.2 to be agreed upon by Buyer and Seller prior to the Closing. Buyer and Seller shall negotiate in good faith the values of the Assets and the resulting allocation of the Purchase Price among the various Assets, it being understood that a final determination shall be made by Seller prior to the Closing. Seller and Buyer shall file all tax returns and tax reports in accordance with and based upon such allocation and shall take no position in any tax return, tax proceeding or tax audit which is inconsistent with such allocation.

         2.3 Apportionment. (a) All expenses of operation of the Station, including, without limitation, utilities, rents, salaries, vacation benefits and liabilities in respect of advertisers prepaid or deferred time sales including trade and barter accounts and/or service agreements, and all income earned and accrued shall be prorated as of 11:59 p.m. Eastern Time, on the day before the Closing Date (the "Apportionment Time") such that the Seller is responsible for such expenses, and is entitled to all income earned or accrued, up to the Apportionment Time and the Buyer is responsible for such expenses and Assumed Liabilities, and is entitled to all income earned or accrued, from and after the Apportionment Time. Items to be apportioned include, but are not limited to, the following:

                           (i) advance payments received from advertisers (other
than pursuant to Excluded Contracts) prior to the Closing Date for services to be rendered in whole or in part on or after the Closing Date;

                           (ii) prepaid expenses arising from payments made for
goods or services prior to the Closing Date if all or part of the goods or services have not been received or used prior to the Closing Date (for example, rents paid in advance for a rental period extending beyond the Closing Date);

                           (iii) liabilities, customarily accrued, arising from
expenses incurred but unpaid as of the close of business on the day proceeding the Closing Date, e.g., payroll and payroll taxes, employee compensation, fringe benefits (including vacation and severance pay), utility services, rent (including property taxes payable under the Leases), property taxes relating to real property interests sold or assigned to Buyer, sales commissions, and various business and professional services;

                           (iv) personal property taxes and utility charges
related to the Station; and

                           (v) prepaid fees paid to the FCC or other
governmental agencies.

         b) Buyer shall, within ninety (90) days after the Closing Date (the "Adjustment Date"), determine all apportionments pursuant to Section 2.3(a) and shall deliver a statement of its determinations to Seller (which statement shall set forth in reasonable detail the basis for those determinations), and within thirty (30) days thereafter Buyer shall pay to Seller, or Seller pay to Buyer, as the case may be, the net amount (the "Apportionment Amount") due as a result of the apportionments (or, if there is any dispute, the undisputed amount). If Seller disputes Buyer's determinations, or if at any time within sixty
         (60) days after delivery of Buyer's statement of determination (or, if disputed, within sixty (60) days after the final determination), any party determines that any item included in the apportionments is inaccurate or that an additional item should be included in the apportionments, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the Parties (or, if they are unable to resolve the matter, a firm of independent certified public accountants, whose decision on the matter shall be binding and whose fees and expenses shall be borne equally by them, shall be designated by agreement between them; if they fail to agree on a firm, the accountants shall be a tax firm which is independent of Seller and Buyer.

         (c) As of and following Closing, Seller will collect for itself all accounts receivable with respect to Station which are related to programming or revenues derived by operation of the Station prior to Closing. Within sixty (60) days following Closing, Seller shall deliver to Buyer a complete and detailed statement setting forth all collections of accounts receivable which are derived from revenues or operation of the Station after Closing, along with, if applicable, the cash proceeds of all such accounts receivable collected on behalf of Buyer. . Buyer shall be entitled, upon reasonable prior written notice to Seller, to inspect the books and records of Seller solely for the purpose of verifying the accuracy of Seller's reports to Buyer hereunder.

         (d) At the Closing, Seller shall provide to Buyer a good faith estimate of all liabilities and obligations of such Seller with respect to the Station ("Payables"). Seller shall pay such Payables as and when due and Buyer shall have no obligation to pay such Payables. If Seller shall fail to pay such Payables when and as due, Buyer shall have the right after the Closing, in its sole discretion, to pay such Payables and seek reimbursement from Seller.

         2.4 Deferred Transfers. If, on the Closing Date, (i) Seller has not obtained any authorization, approval, consent or release required to permit or enable Seller to transfer, assign or novate (a "Transfer") all of Seller's right, title or interest in or to any Assets and liabilities or obligations under any of the Assets to be transferred to Buyer as provided in this Agreement (any such authorization, approval, consent or release being referred to herein as a "Consent") or if an attempted Transfer of any of the Assets would be ineffective or would adversely affect Buyer's ability to acquire or Seller's ability to convey the same and (ii) the conditions precedent to the Closing set forth in Articles 9 and 10 have otherwise been satisfied, then, at the election of Buyer, such Assets shall constitute "Deferred Transferred Assets" and shall not be transferred to Buyer at the Closing. After the Closing (A) Seller and Buyer will continue to use commercially reasonable efforts to obtain the Consent and/or to remove any other impediments to the Transfer of each Deferred Transferred Asset; (B) until the Transfer of any Deferred Transferred Asset, Seller will cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the benefits of such interest to the same extent as if it were Seller, with all costs and expenses thereof, as well as all gains, income, losses, taxes or other items generated thereby to be for Buyer's account; (C) Seller will Transfer each Deferred Transferred Asset to Buyer within five (5) business days after the receipt of such Consent and/or the removal of such impediment; and (D) if Buyer shall receive the benefits of a Deferred Transferred Asset, such Deferred Transferred Asset will be deemed to be an Assumed Liability, and Buyer shall perform the obligations of Seller arising under such Deferred Transferred Asset; provided, however, that if Buyer is not able to receive the benefits of a Deferred Transferred Asset (for any reason not directly or indirectly resulting from Buyer's refusal to accept such benefits), such Deferred Transferred Asset will be deemed to be an Excluded Liability and Buyer shall not be obligated to perform the obligations of Seller arising under such Deferred Transferred Asset. The provisions of this Section
2.4 will not apply to the approvals required of the FCC or any "Mandatory Consents" as set forth in Schedule 7.2.3.

         2.5 Further Assurances. Except as otherwise contemplated by Section 2.4 hereof, on the Closing Date and thereafter, Seller shall (a) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonable satisfactory to Buyer and its counsel, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Assets, and (b) take all steps and action as may be reasonably necessary to put Buyer in actual possession and operating control of all the Assets. Subject to the exceptions contained in Section 2.4 hereof, from time to time following the Closing, Seller shall, without further consideration, execute, acknowledge, deliver, or cause to be executed, acknowledged and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to more effectively convey and transfer to, and vest in, Buyer title to the Asset and perform or cause to be performed such other acts as Buyer may reasonably request to put Buyer in possession of any part of the Assets.


                                    ARTICLE 3

                         Governmental Consents; Closing
                         ------------------------------

         3.1 FCC Application. Within five (5) business days following the execution of this Agreement by all Parties hereto, Buyer and Seller shall file with the FCC all requisite applications and other necessary instruments required to obtain the consent of the FCC to the assignment to Buyer of the FCC Licenses, and both Parties agree to prosecute said application(s) with all reasonable diligence and otherwise to cooperate with one another and to use their reasonable efforts to obtain the requisite consent and approval promptly, including to provide such additional information as the FCC reasonably may request in processing said application(s), within the time periods established by the FCC for responding to such requests or any reasonable and necessary extension thereof, and to notify the other party hereto promptly upon such party becoming aware of any other acts, actions, communications or occurrences that might directly or indirectly affect the Parties' ability to effect prompt FCC approval of the transactions contemplated by this Agreement. All fees assessed by the FCC incident to the filing or grant of such applications shall be borne equally by Buyer and Seller. Consummation of the transactions contemplated hereby is expressly conditioned upon (i) the FCC (including, but not limited to the Mass Media Bureau by delegated authority) having consented to such assignment (the "FCC Consent") without the imposition of any conditions materially adverse to Seller or Buyer, and I(ii) following the FCC Consent, unless waived by Buyer in its sole discretion, upon the expiration of the time period during which the FCC may reconsider the FCC Consent on its own motion or any protest, request for stay, petition for rehearing or reconsideration, application for review or appeal of such FCC Consent and Renewal may be filed (assuming that no such reconsideration, protest, request for stay, petition for rehearing or appeal then shall be pending) (such FCC Consent and Renewal, upon the expiration of such periods, being "Final Orders"). If, by the three hundred sixty fifth (365th) day after the date of this Agreement (the "Outside Closing Date"), the FCC Consent has not become a Final Order, and the transactions contemplated hereby have not already been consummated then either Buyer or Seller, at its respective option, may terminate this Agreement upon ten (10) days' prior written notice to the other party hereto provided that such terminating party is not then in default, if such notice is given prior to the date of at least one of the Final Orders. If the FCC Consent becomes a Final Order during such 10-day period, the notice of termination shall be null and void and of no further effect.

         3.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the date and time (the "Closing Date") mutually agreed upon by the Parties hereto; provided, that in the absence of such agreement the Closing shall take place at 10:00 A.M. five business days following the later of the occurrence of (i) Final Order or the waiver of the requirement of Final Order by Buyer and (ii) the satisfaction or waiver of all conditions to the obligations of Buyer and Seller to close, but in no event later than the Outside Closing Date. The Closing shall take place at the offices of Buyer's attorney located in East Rutherford, New Jersey or such other location within the New York metropolitan area designated by Buyer's attorney.

         3.3 Closing Date Deliveries. (a) On the Closing Date, Seller, shall deliver to Buyer (i) a bill of sale and assignment, in the form of Exhibit 3.3(a)(i), collectively covering all of the Assets (including the leases of real estate identified in Schedule 1.1(h) but excluding such of the Assets as may constitute Deferred Transferred Assets), (ii) a bill of assignment, in the form of Exhibit 3.3(a)(ii), executed by the Seller, covering the FCC Licenses, (iii) an assignment of leases referred to in Schedule 3.3 hereto ("Owned Real Estate") and (iv) all of the documents and instruments required to be delivered by Seller pursuant to Article 9.

                  (b) On the Closing Date, Buyer shall deliver to Seller (i) the Purchase Price Payment, (ii) the undertaking and assumption in the form of
Exhibit 1.4 and (iii) all of the documents and instruments required to be delivered by Buyer pursuant to Article 10.

                  (c) On the Closing Date Seller and Buyer shall execute and deliver the Tower Lease License in the form set forth in Exhibit 3.3(e) (the "Tower Lease"").

                                    ARTICLE 4

                    Representations and Warranties of Seller
                    ----------------------------------------

         Seller represents and warrants to Buyer that the following representations and warranties are true and correct on the date of this Agreement and will be true and correct on the Closing Date except for changes contemplated or permitted by this Agreement (it being understood that all such representations and warranties shall survive the Closing as provided in Section
8.1 hereof):

         4.1 Organization, Qualification, Power and Action of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation, and has the requisite power to own the Assets and to carry on its business as it is now being conducted. Seller has the power and authority to execute and deliver this Agreement and the documents required or contemplated herein to be executed and delivered by or on behalf of Seller, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has taken all actions required by law or by its articles of incorporation, by laws, and all other documents and agreements relating to the organization and governance of Seller (collectively, the "Organizational Documents") to authorize such execution and delivery. This Agreement has been duly executed and delivered by Seller and constitutes, and each of the other documents to be executed by Seller hereunder or prior to or at the Closing shall constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with the respective terms thereof.

         4.2 Ownership of Assets. Seller owns, and as of the Closing Date will own and convey to Buyer, (i) good and legal title to the Assets other than the leased Assets, if any, set forth on Schedule 4.2 (the "Leased Assets"), subject only to the Permitted Liens including those Liens set forth on Schedule 4.2 and
(ii) has all right, title and interest to the leases pursuant to which the Leased Assets are leased.

         4.3 No Conflict. Other than the consents set forth on Schedule 7.2.3, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby in accordance with the terms set forth herein will not (i) violate or conflict with any provision of the Organizational Documents of Seller or (ii) violate any provision of any law, statute, ordinance, rule, regulation or executive order applicable to Seller or any judgment, order, decree or ruling of any court or any governmental or administrative agency or authority to which Seller is a party or by which any of its property, including the Assets, is bound, or, (iii) with or without the giving of notice or the lapse of time or both, result in a breach of, or conflict with any term or provision of, constitute a default or result in the acceleration of any obligation under, any agreement by which the Seller is bound or result in the creation of any lien upon any of the Assets, or the loss of any license, permit or other contractual right, except where such violation, conflict, breach or default would not preclude the consummation of the transactions contemplated herein or result in a material breach of any material term or condition of this Agreement. . Seller has no legal obligation or arrangement, absolute of contingent, to any other person or entity to sell any of the Assets or to effect any merger, consolidation, reorganization or other similar transaction or to enter into any agreement with respect thereto.

         4.4 Compliance with Applicable Laws. The operation by Seller of the Station does not violate or infringe in any material way, and to the knowledge of Seller there is no basis for any claim of violation or infringement of, any law, statute, ordinance, rule, regulation or executive order currently in effect that, in any case, reasonably might be expected to prevent the consummation of the transactions contemplated by this Agreement or to result in a Material Adverse Effect. Seller has not received any written notice and, to the knowledge of Seller, Seller has not received any oral notice that any governmental or administrative agency or authority considers the operation of the Station or the conduct of any business of the Station to violate any law, statute, ordinance, rule, regulation or executive order applicable thereto the violation of which could be reasonably expected to result in a Material Adverse Effect.

         4.5 Financial Information. Seller has furnished Buyer with financial information for the Station for the years 1995, 1996 and 1997 (the "Financial Information"). The Financial Information fairly and accurately, in all material respects, reflect the financial results of the operation of the Station for the periods indicated based upon consistent reporting standards throughout the periods involved, and as compared with prior periods. Except as reflected in the Financial Information, no event has occurred since the preparation of the Financial Information that would make the Financial Information misleading in any material respect. The Financial Information does not overstate revenues and/or understate expenses.

         4.6 Events Since December 31, 1997. Except as set forth on Schedule 4.6, since December 31, 1997, Seller has operated its business only in the ordinary course with no change in policies, administration, production or marketing which would have a Material Adverse Effect..

                                     (a)    There has not occurred any damage,
                                            destruction or loss (whether or not
                                            covered by insurance) of the Assets
                                            or change in operations of the
                                            Station which has resulted in a
                                            Material Adverse Effect;

                                     (b)    There has not been any material
                                            amendment, modification or
                                            alteration of any material Contract,
                                            which amendment, modification or
                                            alteration is not reflected in the
                                            Schedules other than those items
                                            permitted by the terms of this
                                            Agreement;

                                     (c)    There has not been any sale, lease,
                                            mortgage, pledge, encumbrance or
                                            other disposition of an Asset or
                                            Assets with a value in excess of One
                                            Thousand Dollars ($1,000), or a
                                            series of sales leases, mortgages,
                                            pledges, encumbrances or other
                                            dispositions aggregating in excess
                                            of Ten Thousand

                                            Dollars ($10,000);

                                     (d)    There has not been any waiver or
                                            release by Seller of any rights
                                            material to the Station or the
                                            Assets;


         4.7 Liabilities. There are no liabilities of any nature, whether absolute, accrued, contingent or otherwise, known to Seller that would have or result in a Material Adverse Effect on the Stations or the Assets.

         4.8 Litigation, Judgments, Decrees and Orders in Restraint of Business. Except as set forth on Schedule 4.8, (i) there are no claims, actions, suits or proceedings pending or threatened, against Seller, or (ii) to the knowledge of Seller, is there any reasonable basis for any claim, action, suit or proceeding against Seller, in either event that reasonably could be expected to result in a Material Adverse Effect on Buyer's operation of Station. Schedule 4.8 contains a complete and accurate list of all claims, proceedings, inquiries, citations and any penalties assessed against Seller by any governmental agencies and others during the twelve (12) months preceding the date of this Agreement.

         4.9. Insurance. Seller maintains policies of insurance relating to its , assets . Schedule 4.9 contains a current and complete list and general description of all policies of insurance currently maintained by Seller (other than title insurance and those relating to employee benefits) relating to the operation of the Stations. Seller is in compliance in all material respects with the conditions contained in such policies.

         4.10 Real Estate and Environmental Matters. Seller is the tenant or the landlord under certain leases for the Real Property, all of which leases are listed and described in Schedule 1.1(h) (the "Leases"). True and correct copies of the Leases, including all amendments and modifications, have been delivered to Buyer. The Leases are in full force and effect and have not been modified, amended or supplemented except as set forth in Schedule 1.1(h). Seller is not in default under any of the Leases, nor has any event occurred or failed to occur that, with the passage of time or notice or both, would become a default under any of the Leases which default could reasonably expected to have a Material Adverse Effect on Buyer's operation of Station. To the knowledge of Seller there is no default under any of the Leases by the respective landlords or tenants or subtenants of Seller thereunder except where any such default either indirectly or all such defaults in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Buyer's operation of Station. Seller has not placed nor permitted its agents, employees, invitees or contractors to place, nor, to the knowledge of Seller has any other person or entity placed, any Hazardous Substances (as hereinafter defined) on or below the surface of any of the Real Property where such placement would result in a violation of any Environmental Law which would be reasonably expected to have a Material Adverse Effect, or used or permitted its agents, employees, invitees or contractors to use any of the Real Property, nor to the knowledge of Seller has any other person or entity used any of the Real Property, for the manufacture, refining, treatment, storage, or disposal of any Hazardous Substances in violation of any Environmental Law which would be reasonably expected to have a Material Adverse Effect. "Hazardous Substances" means any hazardous substance, hazardous or toxic waste, hazardous material, pollutant or contaminant, as those or similar terms are used in the Environmental Laws (as hereinafter defined) and includes without limitation asbestos, asbestos-related products, oils or petroleum-derived compounds, polychlorinated biphenyls ("PCB") and pesticides. "Environmental Laws" means the Resource Conservation Recovery Act, the Comprehensive Environmental Responsibility Compensation and Liability Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, the Industrial Site Recovery Act and other similar federal or state laws, as amended to the date hereof, together with all regulations issued or promulgated thereunder, relating to pollution or the protection of the environment. Seller has not been identified as a potentially responsible party, nor to the knowledge of Seller has any present or former owner or tenant or user of any of the Real Property been identified as a potentially responsible party, for clean-up liability with regard to Hazardous Substances or for any other matter arising under the Environmental Laws in any litigation, administrative proceeding, finding, order, citation, notice, investigation or complaint. To the knowledge of Seller, there are no Underground Storage Tanks (as defined in the regulations promulgated by the federal Environmental Protection Agency or applicable state laws or regulations as in effect on the date hereof and/or the Closing Date) used by Seller at any of the Real Property. Seller has complied with all applicable reporting and record keeping obligations under the Environmental Laws, and holds all permits, licenses and authorizations required under the Environmental Laws related to the Real Property or any other Assets except where the failure to comply could not be reasonably expected to result in a Material Adverse Effect. The Assets and operations thereof do not result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels With Respect to Human Exposure to Radio Frequency Electromagnetic Fields, 300 kHz to 100 GHz," (ANSI C95.1-1992), issued by the American National Standards Institute, and renewal of the FCC Licenses will not constitute a "major action" within the meaning of Section 1.1301, et seq. of the FCC's rules. No applications, notices or other filings are required under any Environmental Laws in order to transfer any of the Assets to Buyer.

         4.11 Permits, Licenses and Franchises. (a) Seller has all material permits, licenses, franchises, and other authorizations necessary for, and has substantially complied with all laws applicable to, the operation of the Station in the manner in which the Station now is being operated. All such permits, licenses, franchises and other authorizations are listed on Schedule 1.1(a) and are valid and in full force and effect through the dates set forth in Schedule 1.1(a). No action or proceeding contemplating the revocation or suspension of any of the foregoing is pending or to the knowledge of Seller, threatened, and no circumstances exist or are reasonably expected to arise, that may result in the (a) denial of an application for renewal, (b) revocation, modification, non-renewal or suspension of any of the foregoing, (c) the issuance of a cease-and-desist order, or (d) the imposition of any administrative or judicial sanction with respect to the Station.

                  (b) There is not now issued or outstanding or to Seller's knowledge threatened any investigation, proceeding, notice of violation or material complaint against the Seller at the FCC. The Seller has no knowledge of any person who has manifested an intention to contest the renewal of any FCC License for the Station.

                  (c) The Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment (1) are being and have been operated in compliance with all applicable laws, rules, regulations and codes, and (2) are in and have been operated in compliance in all material respects with the rules and regulations of the FCC. Seller has complied with all material requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or alteration of Seller's antenna structures, and "no hazard" determinations for each antenna structure have been obtained, where required. The Station is operating with the maximum facilities specified by the FCC Licenses. To Seller's knowledge, the Station is not causing objectionable interference to the transmissions of or reception by the public of any other broadcast station or communications facility, or with any other person's or entity's transmission or reception equipment, nor have the Station or the Seller received any complaints, notices or communications with respect thereto. To Seller's knowledge, no other broadcast Station or communications facility is causing objectionable interference to the respective transmissions of the Station or the public's reception of such transmissions.

                  (d) All returns, reports and statements relating to the Station currently required to be filed by Seller with the FCC or any other governmental authority, including regulatory fees and regulatory fee statements, have been filed and complied with and are true, correct and complete in all material respects. All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and will be true, correct, and complete in all material respects. All documents required by the FCC's rules to be placed in the Station's public file have been placed and are being held in such files. All logs and business records of the Station have been maintained in all material respects in accordance with the rules and regulations of the FCC and are in the possession of Seller at the Station.

         4.12 Affiliated Transactions. Except as set forth on Schedule 4.12, no Affiliate of Seller has any interest in any material property, real or personal, tangible or intangible, including Intellectual Property, used in or pertaining to the operation of the Station other than agreements relating to employee benefits.

         4.13 Labor Disputes. No work stoppage or other labor dispute affecting the Station is pending or, to the knowledge of Seller, threatened, and no application for certification of a collective bargaining agent is pending or, to the knowledge of Seller, threatened.

         4.14 Employees; ERISA. (a) The persons identified on Schedule 4.14(a) are the only persons employed or retained in any capacity by Seller with respect to the operation of the Station. Schedule 4.14(a) identifies the title, last review date, salary and other income or benefit (other than those which all employees are entitled to) of each employee, and is true and complete except as otherwise permitted by the terms of this Agreement. Except as specifically noted on Schedule 1.1(d), Seller has no employment contract or other understanding with any Station employee and is not bound by or a party to any collective bargaining agreement.

                  (b) There are no employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of ERISA) maintained, sponsored or contributed to by Seller on behalf of any current or former employee of Seller, other than those set forth on Schedule 4.14(b) ("Benefit Plans"). With respect to each Benefit Plan, Seller has delivered or made available to Buyer accurate and complete copies of all plan texts and agreements. Seller has never sponsored, maintained, contributed to, or had an obligation to contribute to, any "defined benefit plan," "money purchase plan," "multi-employer plan" or "multiple employer plan" as such terms are defined in the Code and ERISA. No Benefit Plan that is a "welfare plan" (as described in ERISA Section 3(1)) provides medical or death benefits with respect to current or former employees of Seller beyond their termination of employment (except as required by the continuation of coverage requirements of Part 6 of Title I of ERISA). Except as set forth on Schedule 4.14 (a), the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment of vesting, or increase the amount, of compensation due to any individual; provided, however, that this representation shall not encompass any such entitlement, acceleration or increased implemented by the Buyer after the Closing or required by law.

         4.15 Barter Agreements. As used herein "Barter Agreements" means any agreements for the sale of air-time on the Station for consideration other than cash, but excluding so-called "cash exchange" agreements. Except as disclosed on
Schedule 1.1(d), Seller is not a party to or subject to any Barter Agreement which is a Material Contract. Schedule 1.1(d) contains (a) the term of each such Barter Agreement which is a Material Contract; (b) the portion of each such Barter Agreement that is unperformed or partially unperformed by Seller, and (c) the portion of each such Barter Agreement that is unperformed or partially unperformed by all Parties other than Seller.

         4.16 Contracts. (a) Schedules 1.1(d) and 1.1(h) contain all Material Contracts, true and complete copies of which have been delivered by Seller to Buyer.

                  (b) Except as set forth on Schedules 1.1(d) and 1.1(h):

                           (i) All contracts and agreements are valid and
binding on Seller and, to the knowledge of Seller, binding on the other parties thereto in all material respects in accordance with their terms, and are in full force and effect.

                           (ii) As of the date hereof, neither Seller nor, to
the knowledge of

                   Seller, any other party to any Material Contract is in default in any material respect under the terms of any Material Contract. There has not occurred, to the knowledge of Seller, any event that, with notice of lapse of time or both, would become a default by Seller, under any Material Contract.

                  (c) All contracts entered into by Seller for block programming or brokered airtime on the Station with any third party prior to the date hereof shall be terminated or rendered null and void and without effect as of the Closing Date.

         4.17 Tax Matters. There are, and after the date of this Agreement there will be, no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens or claims on any of the Assets or on Buyer's title or use of the Assets or that would result in any claim against Buyer.

         4.18 Intellectual Property. Schedule 1.1(e) is a complete and accurate list of (a) the material Intellectual Property that Seller owns or has a license to use in connection with the operation of the Station; and (b) all contracts and other agreements, and identification of all parties thereto, under which Seller either obtains or grants the right to use any of the material Intellectual Property. Except as set forth on Schedule 4.5, to the knowledge of Seller there are no claim, either by Seller against any third party or against Seller, for infringement or any unfair trade practice with respect to any Intellectual Property except where such claims would not be reasonably expected to result in a Material Adverse Effect.

         4.19 Personal Property; Assets. Schedule 1.1(b) contains a complete and accurate list of all tangible personal property material to the operation of the Station or the Assets that are owned by Seller and used by it in the operation of the Station. The tangible personal property material to the operation of the Station, on the date hereof, is in good operating condition and repair (ordinary wear and tear from the time of original purchase or lease excepted) except for those items listed in Schedule 1.1(b) as due for repair or used for parts, and is sufficient to operate and conduct the business of the Station consistent with past practice and in compliance with the rules and regulations of the FCC.

         4.20 No Finder. Neither Seller nor any party acting on behalf of Seller has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Gary Stevens & Co., agent of Buyer whose fee, to the extent payable, shall be paid entirely by Buyer.

         4.21 Exclusivity Of Representations THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE

EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN.


                                    ARTICLE 5

                     Representations and Warranties of Buyer
                     ---------------------------------------

         Buyer represents and warrants to Seller that the following representations and warranties are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except for changes contemplated or permitted by this Agreement (it being understood that such representations and warranties shall survive the Closing as provided in Article
8):

         5.1 Organization, Qualification, Power and Action of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer has the power and authority to execute and deliver this Agreement and the documents required or contemplated herein to be executed and delivered by or on behalf of Buyer, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has taken all actions required by law or its articles of incorporation or by-laws to authorize such execution and delivery. This Agreement has been duly executed and delivered by Buyer and constitutes, and each of the other documents to be executed by Buyer hereunder or prior to the Closing shall constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         5.2 No Conflict. The execution and delivery of this Agreement does not, and the consummation of transactions contemplated hereby will not in any material way, violate or conflict with any provision of the articles of incorporation or by-laws of Buyer or violate any provision of any law, statute, ordinance, rule, regulation or executive order applicable to Buyer or any judgment, order, decree or ruling of any court or any governmental or administrative agency to which Buyer is a party or by which Buyer is bound.

         5.3 Qualification of Buyer. Buyer is qualified legally, financially and otherwise to obtain all of the governmental licenses, permits and authorizations of Seller and Buyer knows of no reason why the FCC would not grant its consent to the assignment of the FCC licenses of Seller to Buyer. There is no action pending, or to Buyer's knowledge, threatened against Buyer or its affiliates which would disqualify Buyer from obtaining the FCC licenses of Seller.

         5.4 No Finder. Neither Buyer or any party acting on behalf of Buyer paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Gary Stevens & Co. whose fee, to the extent payable pursuant to a separate agreement between Gary Stevens & Co. and Buyer, shall be paid by Buyer.


                                    ARTICLE 6

                                  Investigation
                                  -------------

         6.1 Investigation of the Assets by Buyer Seller shall afford to authorized representatives of Buyer (including, without limitation, independent public accountants, investment banker, lenders and attorneys) reasonable access during normal business hours upon reasonable advance notice to its offices, properties, employees and business and financial records to the extent Buyer shall reasonably deem necessary or desirable to enable it to consummate the transactions contemplated by this Agreement and shall promptly furnish Buyer with one copy of such additional information concerning the Assets, the Station and the operation of the Station, as may be reasonably requested by Buyer, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of Seller's representations and warranties and to determine whether the conditions set forth in Article 9 have been satisfied. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller or the Station. Seller shall promptly deliver to Buyer any financial statements of Seller or of the Station as may be prepared in the ordinary course of business from the date hereof through the Closing Date.


         6.2 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of the Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the relevant other party all copies of non-public documents and materials which have been furnished in connection therewith except that each party can cause the originals or one copy of such materials to be retained in the files of such party's attorney. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party or (d) is later lawfully acquired by such party from other sources.


                                    ARTICLE 7

                                    Covenants
                                    ---------

         7.1 Covenants of Both Parties. Buyer and Seller hereby acknowledge and agree that:

                  7.1.1 Insurance Coverage. The insurance coverage carried by Seller with respect to the Station and the Assets shall terminate as of the Closing Date. Notwithstanding the foregoing, Seller shall refer to its insurance carrier all claims for Excluded Liabilities which are subject to Seller's insurance coverage and Seller shall pay or cause to be paid all judgments or settlements for any Excluded Liabilities, whether or not subject to Seller's insurance coverage; provided Buyer gives to Seller prompt notice of any such claim of which Buyer has knowledge.

                  7.1.2 Reasonable Efforts. Both Parties shall use their commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

                  7.1.3 Preserve the Accuracy of Representations and Warranties. Each of the Parties hereto shall refrain from taking any action that would render any of its representations or warranties contained in Article 4 or 5 of this Agreement, respectively, untrue in any material respect as of the Closing Date; provided, however, that Seller shall not be prohibited hereby from taking actions in the ordinary course of the business consistent with past practice that are in good faith and in furtherance of the business of the Station. In connection with the foregoing, it is specifically agreed by the Parties hereto that Seller may, without Buyer's consent, enter into any lease, license, contract, agreement or understanding which is not a Material Contract.

                  7.1.4 Interim Litigation. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party, or any basis therefore which becomes known to such party, to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Upon receiving knowledge thereof, Seller shall promptly notify Buyer of any lawsuit, claim, complaint, proceeding or investigation or the basis therefore that may be threatened, brought, asserted or commenced against Seller which would have been required to be listed in
Schedule 4.8 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

         7.2      Covenants of Seller.

                  7.2.1 Operation in Ordinary Course. (a) Subsequent to the date of this Agreement and prior to the Closing, Seller shall use commercially reasonable efforts to cause the Station to be operated only in the ordinary course of its business consistent with past practice.

                           (b) Prior to the Closing Date, without the prior
written consent of Buyer, except as otherwise required herein, Seller shall not:

                                    (i) encumber or grant any security interest
in or permit any new lien (other than a Permitted Lien) not existing at the date hereof upon any of the Assets that is or cannot be terminated on or prior to Closing;


                                    (ii) enter into any new time sales
agreements for the Stations except in the ordinary course of business in accordance with normal business practices of the Stations or any new Barter Agreement without the prior written consent of Buyer;

                                    (iii) modify, amend or voluntarily terminate
any Contract, except in the ordinary course of business; or

                                    (iv) enter into any new Material Contracts
without the prior written consent of Buyer.

         (c) Seller shall regularly advise Buyer as to all significant matters with respect to the Stations or the Assets, and promptly advise Buyer of any material changes to matters contained in Schedules hereto.

                  7.2.2 Sale and Maintenance of Assets. Seller shall not sell, transfer, assign, lease, convey, deliver or otherwise dispose of any Assets, whether now owned or hereinafter acquired, except for dispositions in connection with the replacement of such Assets with similar Assets of an equal or greater value or dispositions of Assets that are not material to the Station that become unusable through normal wear and tear. Seller shall maintain, and at Closing deliver to Buyer, the tangible Personal Property and the Improvements in good operating condition, repair and order, ordinary wear and tear excepted, in substantial accord with the rules and regulations of the FCC and applicable law, and Seller shall use its best efforts to keep each Material Contract in full force and effect and in good standing.

                  7.2.3 Consents. The Parties agree that Part I of Schedule
7.2.3 contains a true and complete schedule of all consents and approvals of third parties required for the transfer to Buyer of the Station or any of the Assets. Seller shall use its commercially reasonable efforts to obtain, at the earliest practicable date, such consents and approvals by instruments in form and substance reasonably satisfactory to Buyer and Seller. All "Mandatory Consents", other than the consent of the FCC, are set forth on Part II of
Schedule 7.2.3. Closing will not occur unless and until all Mandatory Consents listed in Part II of Schedule 7.2.3 and the FCC consent are obtained.

                  7.2.4 Employees. (a) Effective as of the Closing Date, Seller shall pay for all claims made after the Closing Date with respect to claims incurred prior to the Closing Date by those Station employees employed by Seller prior to the Closing Date for medical, dental, prescription drug, and short term disability benefits. From and after the Closing, Buyer shall have no liability or obligation arising out of or in connection with any employee benefit plan providing such benefits and Seller shall retain all such liabilities and obligations, including, without limitation, obligations for COBRA Continuation Coverage for Station employees employed by Buyer after the Closing Date.

                           (b) Seller shall pay, discharge and otherwise be
solely responsible for any and all severance liability for employers terminated by Seller Closing . Buyer shall pay, discharge and otherwise be solely responsible for all severance liability incurred as a result of the termination by Buyer of any of the Station's employees after the Closing Date.

         7.2.5 Interim Reports. Between the date hereof and the Closing, Seller shall furnish to Buyer such financial statements as are prepared by Buyer reflecting Station operations for each month. Such statements shall be prepared in a manner consistent with the manner used for preparing the Station's monthly financial statements for past periods, and shall fairly and accurately report the financial position and results of operation of the Station at and for the periods stated thereon.

         7.2.6 Tower Lease. Seller shall negotiate with Buyer in good faith toward the execution of the Tower Lease, which shall provide for reasonable rental payments, for rental space on Seller's antenna tower for all of Buyer's equipment which is necessary for operation of the Station by Buyer.

         7.3 Disclosure Supplements. (a) Prior to the Closing, Seller may supplement or amend the Schedules referred to in Article 4 to include any information or documents received between the date of this Agreement and the Closing Date, any changes required or permitted by this Agreement, and any changes approved by Buyer ("Disclosure Supplement").

                  (b) If any change made to the Schedules pursuant to this provision has a Material Adverse Effect, Buyer shall have the right to terminate this Agreement pursuant to Section 11.1.

         7.4 Risk of Loss. The risk of loss, damage or destruction to any of the Assets to be transferred to Buyer hereunder from fire or other casualty or cause shall be borne by Seller at all times up to 12:01 a.m. local time on the date of the Closing Date. It is expressly understood and agreed that, in the event of any loss or damage to any of the Assets from fire, casualty or other causes prior to the close of business on the day before the date on which Closing Date is to occur, Seller shall notify Buyer of the same in writing as promptly as practicable. Such notice shall specify, with responsible particularity under the circumstances, the loss or damage incurred, the cause thereof (if known or readily ascertainable), the insurance coverage and whether Seller elects to cure any breach caused thereby. Seller may deliver a separate Disclosure Supplement, as contemplated by Section 7.3, with respect to such event, but if Seller fails to do so, such notice shall be deemed to be a Disclosure Supplement with respect to all relevant

Schedules. In the event that any such loss, damage or destruction shall cause the conditions to Buyer's obligation to consummate the Closing not to be satisfied, Buyer at its option: (a) may elect to consummate the Closing and accept the property in its then condition, in which event Seller shall pay to Buyer all proceeds of insurance received by Seller and resulting from such loss, damage or destruction and assign to Buyer Seller's right to any such proceeds that have not yet been paid; or (b) terminate this Agreement after the earlier of the 120th day after the date of notification by Seller of such loss or the Outside Closing Date, if Seller has elected to cure but has not yet done so, or within ten (10) Business Days after its receipt of Seller's notice, if Seller has not elected to cure.


                                    ARTICLE 8

             Survival of Representations and Warranties; Indemnity.
             ------------------------------------------------------

         8.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained in this Agreement or in any documents delivered pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of one (1) year after the Closing Date or for such longer period as specifically set forth in this Agreement.

         8.2      General Indemnification.

                  8.2.1 Obligation of Seller to Indemnify. (a) Seller shall indemnify, defend and hold harmless Buyer (and its stockholders, directors, officers, employees, successors and assignees) from and against all losses, liabilities, damages, deficiencies costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (collectively, "Losses") based upon, arising out of or as a result of or otherwise with respect to:

                           (i) any inaccuracy in or any breach of any
representation, warranty, covenant or agreement of Seller contained in this Agreement or in any documents delivered pursuant to this Agreement;

                           (ii) any Excluded Liability;

                           (iii) any claim, action, writ or proceeding, whether
                                 threatened or commenced, by a third party arising out of Sections 8.2 1(a)(i) or (ii);

                            (iv) any claim by any programmer, operator,
                                 brokerage entity or other third party for damages or as a result of an asserted right to broadcast or package programming on the Station whether prior to, as of the date hereof, or at any time after

                                 Closing Date.

                           (b) The Buyer's rights to indemnification under
Section 8.2.1 shall be limited by reducing the amount of any Losses incurred by Buyer for which Buyer is to be indemnified by Seller by the amount Buyer recovers (after deducting all attorneys' fees, expenses, and other costs of recovery) from any insurer or other party liable for such Losses.

                  8.2.2 Obligation of Buyer to Indemnify. (a) Buyer shall indemnify, defend and hold harmless Seller (and its stockholders, directors, officers, employees, successors and assigns) from and against all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any documents delivered pursuant to this Agreement; (ii) any Assumed Liability as provided in Section 1.4; and (iii) any claim, action, writ or proceeding, whether threatened or commenced, by a third party arising out of any inaccuracy in or any breach of a representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any documents delivered pursuant to this Agreement or any Assumed Liability.

                           (b) The Seller's rights to indemnification under
Section 8.2.2 shall be limited by reducing the amount of any Losses incurred by Seller for which Seller is to be indemnified by Buyer by the amount Seller recovers (after deducting all attorneys' fees, expenses, and other costs of recovery) from any insurer or other party liable for such Losses.

                  8.2.3 Notice and Opportunity to Defend. Within ten (10) business days after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances that, with or without the lapse of time, would or might reasonably give rise to a claim of the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that might result in a Loss, the Indemnitee shall give notice thereof (a "Claims Notice") to the party obligated to provide indemnification pursuant to Section 8.2.1 or Section 8.2.2 (the "Indemnifying Party"). Any failure to give a Claims Notice within ten (10) business days after receipt of notice of an Asserted Liability shall reduce the obligation of the Indemnifying Party to the extent that the indemnifying party be prejudiced by such failure. Such Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) as the Loss that has been or may be suffered by the Indemnitee. The Indemnifying party may elect to compromise or defend against, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend against such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate at its sole expense in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise of defend against the Asserted Liability, fails to notify the Indemnitee of its election and herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend against such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own respective expense, in the defense of such Asserted Liability; provided, however, that if the Indemnifying Party is under an affirmative obligation to defend against the Asserted Liability and the Indemnitee participates in the defense against the Asserted Liability due to the Indemnifying Party's failure to fulfill this obligation, the Indemnifying Party shall be liable for all reasonable expenses thereby incurred by the Indemnitee. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

                  8.2.4 Notwithstanding anything to the contrary contained in this Article 8 (except as set forth in this Section 8.2.4) the obligations of Buyer and Seller to indemnify the other will cease and expire one (1) year after the Closing Date, with the exception of any Asserted Liability for which notice and demand has been made within the foregoing one (1) year period, in which case the obligation to indemnify shall survive until such Asserted Liability is resolved and payment in respect thereof, if any is owing, shall be made.



                                    ARTICLE 9

                 Conditions to the Obligation of Buyer to Close
                 ----------------------------------------------

         The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction by Seller or waiver by Buyer on or prior to the Closing Date of the following conditions:

         9.1 Performance of Acts and Undertakings by Seller. Each of the acts and undertakings of Seller to be performed at or prior to the Closing pursuant to the terms hereof, including, but not limited to the covenants to be performed by Seller in accordance with Section 7.2 shall have been duly performed in all material respects; provided that the noncompliance with an obligation at any time shall not constitute a failure of the condition contained in this Section
9.1 if such noncompliance, both alone and in conjunction with all other noncompliance, has not had a Material Adverse Effect on Buyer's operation of Station.

         9.2 Due Authorization. The Seller is authorized for the execution and delivery of this Agreement and the documents being delivered in connection herewith and authorized the consummation of the transactions contemplated hereby, and any necessary resolutions authorizing such action shall be in full force and effect and shall not have been modified, amended or superseded prior to the Closing. Seller shall have furnished Buyer with a certified copy of such resolutions, if applicable.

         9.3 Continued Accuracy of Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement and in the documents being delivered in connection herewith shall be true in every material respect on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for changes contemplated or permitted by this Agreement, and Buyer shall have received at the Closing a certificate, dated the Closing Date and executed by Seller, to that effect; provided that the failure of a representation or warranty to be true and correct at any time shall not constitute a failure of the condition contained in this Section 9.3 if such failure, both alone and in conjunction with all other such failures, has not had a Material Adverse Effect.

         9.4 Approval from Authorities. The FCC shall have approved the consummation of the transactions contemplated hereby without the imposition of conditions materially adverse to Buyer's operation of Station, and a Final Order shall have been obtained; and all governmental or administrative approvals and licenses necessary for the transfer of the Assets to Buyer and to enable Buyer to continue to carry on the Station's business in all material respects as presently conducted after consummation of this transaction shall have been obtained, and no such approval or licenses shall have been, or be threatened to be, withdrawn or suspended.

         9.5 Consents. The Mandatory Consents listed in Part II of Schedule
7.2.3 shall have been obtained.

         9.6 Leases. Seller shall have provided Buyer with fully executed assignments of the Leases.

         9.7 No Claims. No claims shall be pending before any governmental or administrative agency or authority to restrain or prohibit, or to obtain substantial damages of a discovery order in connection herewith or the consummation of the transactions contemplated hereby, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect prohibiting the consummation of the transactions contemplated hereby.

         9.8 Delivery of Documents; Legal Matters. Seller shall have provided Buyer with all documents required by this Agreement or otherwise reasonably requested by a party (including, without limitation, customary secretary's certificates and good standing certificates), and the form and substance of all legal proceedings and of all documents used or delivered hereunder shall be reasonably acceptable to counsel for Buyer. In addition, Buyer and Seller shall have finalized all schedules and exhibits hereto to their mutual agreement and satisfaction.

         9.9

         No Material Adverse Change; Condition of Assets. Prior to the Closing, no event or events shall have occurred that individually or in the aggregate is or could reasonably be expected to result in a Material Adverse Effect. On the Closing Date, the Station shall be on the air with full operating authority under its present licenses and permits, all FCC requirements for such authority shall have been met, there shall be no material uncorrected FCC violations, notices or unsatisfied FCC inquiries.




                                   ARTICLE 10

                 Conditions to the Obligation of Seller to Close
                 -----------------------------------------------

         The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction by Buyer or waiver by Seller on or prior to the Closing Date of the following conditions:

         10.1 Performance of Acts and Undertaking by Buyer. Each of the acts and undertakings of Buyer to be performed at or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects; provided that the noncompliance with an obligation at any time shall not constitute a failure of the condition contained in this Section 10.1 if such noncompliance, both alone and in conjunction with all other such noncompliance, has not had a material adverse effect on Seller.

         10.2 Due Authorization. The Buyer shall have received all necessary authorizations and approvals for the execution and delivery of this Agreement and the documents being delivered in connection herewith and authorized the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect and shall not have been modified, amended or superseded prior to the Closing. Buyer shall have furnished Seller with a certified copy of such resolutions.

         10.3 Continued Accuracy of Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement and in the documents being delivered in connection herewith shall be true in every material respect on and as of the Closing Date with the same effect as though such representations and warranties had been made on as of such date, and Seller shall have received at the Closing a certificate, dated the Closing Date and executed by Buyer, to such effect; provided that the failure of a representation or warranty to be true and correct at any time shall not constitute a failure of the condition contained in this Section 10.3 if such failure, both alone and in conjunction with all other such failures, has not had a material adverse effect on Seller.

         10.4 FCC Approval. The FCC shall have approved the consummation of the transactions contemplated hereby without the imposition of conditions materially adverse to Seller.

         10.5 No Claims. No claims shall be pending before any governmental or administrative agency or authority to restrain or prohibit, or to obtain substantial damages or a discovery order in respect of, this Agreement or the documents being delivered in connection herewith or the consummation of the transactions contemplated hereby, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect prohibiting the consummation of the transactions contemplated hereby.

         10.6 Delivery of Documents; Legal Matters. Buyer shall have provided Seller with all documents as required by this Agreement or otherwise reasonably requested by Seller (including, without limitation customary secretary's certificates and good standing certificates), and the form and substance of all legal proceedings and of all documents used or delivered hereunder shall be reasonably acceptable to counsel for Seller. In addition, Buyer and Seller shall have furnished all schedules and exhibits hereto to their mutual agreement and satisfaction.

                                   ARTICLE 11

                            Termination of Agreement
                            ------------------------

         11.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

                  (i) By mutual consent of Buyer and Seller with no liability to either party;

                  (ii) By either party, if there has been a material misrepresentation or breach of a material representation or warranty or of any material obligation of the other party hereto set forth herein or in any other agreement or document delivered pursuant hereto;

                  (iii) By either party, in accordance with Section 3.1 hereof, with no liability to either party;

                  (iv) By either party, if the Closing shall not have occurred by the Outside Closing Date; or

                  (v) By Buyer, in accordance with Section 7.3(b) or Section 7.4 hereof.

         11.2 Survival after Termination. If this Agreement is terminated in accordance with Section 11.1 hereof, this Agreement shall become void and of no further force and effect except for the provisions of Article 8, Article 11 and Sections 12.3 and 12.8 which shall survive such termination as provided herein.

         11.3 Retention of Documents in Event of Termination. In the event of the termination of this Agreement for any reason, Buyer shall deliver to Seller all copies thereof, whether so obtained before or after execution hereof, and all information so obtained shall be kept confidential.

         11.4     Default and Remedies.

                  11.4.1 Buyer's Remedies. In the event of a breach by Seller prior to the Closing of any material representation, warranty or covenant on its part to be performed hereunder, which material breach is not cured by the Closing Date after written notice to that effect from Buyer, Buyer shall have the right, which right shall not be its exclusive remedy, to:

                           (i) Terminate this Agreement pursuant to Section
11.1;

                           (ii) Bring an action to enforce the terms of this
Agreement by decree of specific performance, it being agreed that the property to be transferred hereunder is unique and not readily available in the open market, and if Buyer prevails, Buyer shall be entitled to receive from Seller all court costs, attorney's fees, and other out of pocket expenses incurred by Buyer in enforcing its rights under this provision; or



                  11.4.2 Remedies. The parties recognizes that if the sale is not consummated as a result of Buyer's default, Seller would be entitled to compensation, the extent of which is extremely difficult and impractical to ascertain. The parties, therefore, agree that if this Agreement is not consummated due to the default of Buyer, Seller, provided that Seller is not itself in default and has otherwise complied with its obligations under this Agreement, shall be entitled to the proceeds of the Escrow Deposit. The parties agree that this sum shall constitute liquidated damages, and shall be in lieu of any and all other relief to which Seller might otherwise be entitled due to Buyer's failure to consummate, or default under, this Agreement.



                                   ARTICLE 12

                                  Miscellaneous
                                  -------------

         12.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                  (i) "Affiliate" with respect to any Person, means and includes any Person directly or indirectly controlling, controlled by or under common control with such Person.

                  (ii) "business day" means a day other than Saturday, Sunday or other legal holiday in New York.

                  (iii) "contracts and other agreements" means and includes all contracts, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or binding agreements, express or implied.

                  (iv) "documents" means and includes any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any Schedule) or exhibit (including any Exhibit) whatsoever.

                  (v) "Exhibit" means any exhibit hereto.

                  (vi) "operating condition" means, with respect to tangible Personal Property, operating condition which is of a quality at least as high as the quality of the operating condition of the tangible Personal Property on the date of this Agreement.

                  (vii) "knowledge of Seller" means the actual knowledge after due inquiry of any of the Guarantors or of any of Seller's stockholders, directors, officers, employees, attorneys, accountants or other professional contractors.

                  (viii) "Lien" or "lien" means and includes any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or encumbrance whatsoever.

                  (ix) "Material Adverse Effect" means any event, occurrence, change in facts, conditions or other change or effect materially adverse to the operation or condition of the Assets or Station by Buyer following Closing.

                  (x) "Material Contract" means and includes any contract or agreement, including a binding letter of intent, (i) the Assumed Liability for which exceeds or would exceed $1,000.00, or which, together with other Material Contracts, exceeds or would exceed $10,000.00 in the aggregate, or (ii) is not terminable by its terms within sixty (60) days after the Closing Date without payment of any premium or penalty by Buyer.

                  (xi) "Permitted Lien" means the following Liens: (a) Liens existing on the date of this Agreement and which will remain on Assets as listed on Schedule 4.2; (b) Liens for taxes, assessments or other governmental charges or levies not yet due; (c) statutory Liens of landlords or Liens of carriers, warehousemen, mechanics, materialmen and other Liens for amounts not yet due which Liens are imposed by law and created in the ordinary course of the business of Seller consistent with past practice; (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business of Seller consistent with past practices in connection with worker's compensation, unemployment insurance or other types of social security; (e) minor defects or title, easements, right-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Assets or interfering with the ordinary conduct of business of Seller; (f) Liens not created by Seller which affect the underlying fee interest of any real property leased by Seller; (g) Liens that individually or in the aggregate would not preclude the consummation of the transactions contemplated herein or have a Material Adverse Effect; and (h) Liens created by or through Buyer or any of its Affiliates.

                  (xii) "Person" means any individual, corporation, partnership, firm, joint venture, association, joint stock company, limited liability company, unincorporated organization, governmental or regulatory body or other entity.

                  (xiii) "property" means real, personal or mixed property, tangible or intangible.

                  (xiv) "Schedule" means any schedule set forth in Seller's Disclosure Schedules hereto.

                  (xv) "Seller's Disclosure Schedules" means the disclosure schedules delivered by Seller to Buyer on the date hereof or thereafter as contemplated by this Agreement.

         12.2 Business Day. If the last day any action is required or permitted to be performed under this Agreement or any of the documents being delivered in connection herewith is not a business day, such action may be performed on the business day next succeeding such date.

         12.3 Public Announcements. Neither Buyer nor Seller shall make any public announcement or issue any press release in respect of this Agreement or the transactions contemplated hereby unless the contents of such announcement previously shall have been reviewed by the other party.

         12.4 Governing Law; Successors and Assigns; Counterparts; Entire Agreement; Assignment by Buyer. THIS AGREEMENT (a) SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES); (b) shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; (c) may be executed in one or more counterparts, each of which counterparts shall be deemed an original but all of which counterparts together shall constitute one and the same instrument, and shall become effective when each party shall have been delivered a counterpart signed by the other party hereto; (d) embodies the entire agreement and understanding, and supersedes all prior oral or written agreements and understandings, between the Parties relating to the subject matter hereof; and (e) is not assignable except by operation of law or with the other party's prior written consent. Notwithstanding the foregoing limitation against assignment by Buyer contained in (e), Buyer may, upon written notice to Seller, assign this Agreement to an Affiliate which will thereafter be the Buyer and Buyer or its Affiliate may assign this Agreement at or after the Closing to any lender to Buyer or its Affiliate; provided, however, that, Big City Radio, Inc. shall remain and continue to be bound by the provisions of this Agreement.

         12.5 Headings. The headings in this Agreement are included for reference purposes only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

         12.6 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission with electronic information to sender of receipt or sent by certified, registered or express mail, postage prepaid and return receipt requested, or sent by Federal Express or other courier providing written evidence of delivery addressed as follows:

         To Buyer:         Big City Radio, Inc.
                           11 Skyline Drive
                           Hawthorne, NY  10532
                           Attn.: Michael Kakoyiannis, President and CEO
                           Fax: (914) 592-4356

         With a copy to:   General Counsel
                           c/o Metromedia Company
                           One Meadowlands Plaza
                           East Rutherford, NJ 07073-2137
                           Fax (201) 531-2803

              To Seller:   Darrel Peters Productions, Inc.
                           135 E. County Line Road
                           Barrington, IL 60010
                           Attn: Darrel Peters
                           Tel.: (708) 382-2824
                           Fax.: (708) ____- _____

         With a copy to:   Jason L. Shrinsky, Esq.
                           Kaye, Scholer, Fierman, Hays & Handler, LLP
                           901 15th Street, N.W.
                           Suite 1100
                           Washington, D.C. 20005
                           Tel.: (202) 682-3506
                           Fax: (202) 682-3580

or to such other addresses as shall be furnished in writing by either party to the other party in accordance with this Section 12.6. Any such notice or communication shall be deemed to have been given as of the date so delivered personally, one (1) business day after deposit with Federal Express or other overnight courier service, or, if mailed, five (5) days after the date of deposit of such notice or communication with the U.S. Postal Service, or if by facsimile, one (1) business day after the date of electronically confirmed delivery.

         12.7 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both of the Parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies of Seller herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         12.8 Expenses. All fees, commissions and other expenses incurred by Buyer, on the one hand, or Seller, on the other hand, in connection with the negotiation of this Agreement and the other documents delivered in connection herewith, and in preparing to consummate the transactions contemplated hereby, including the fees and expenses of their respective counsel, shall be borne by the party incurring such fee or expense.

         12.9 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons referred to thereby may require.

         12.10 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are a part of this Agreement as if set forth in full herein. All references to this Agreement shall be deemed to include the Exhibits and Schedules hereto, unless the context otherwise requires.

         12.11 Severability. If any provision of this Agreement shall be invalid or unenforceable, the other provisions of this Agreement shall continue in full force, and the validity and enforceability thereof shall not be adversely affected.

         12.12 Survival. The provision of Sections 2.2, 2.3, 2.4, 2.5, 7.1.1, 7.2.4, 7.4 and Articles 8, 11 and 12 expressly survive a Closing pursuant to
Article 3.

         12.13 Access to Records After Closing. (a) For a period of three (3) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of Seller transferred to Buyer hereunder to the extent that such access may reasonably be required in connection with matters relating to or affected by this Agreement or the operations of Seller prior to the Closing Date. Seller and its representatives shall be afforded such access for a period of six (6) years after the Closing Date to the extent that such access may reasonably be required in connection with any tax audit, litigation or similar matter beyond the sole control of Seller and its representatives. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.13. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall so notify Seller and shall give Seller the opportunity, for a period of forty-five (45) days after the date of such notice, at Seller's expense, to segregate and remove such books and records as Seller may select.

                  (b) For a period of three (3) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its respective Affiliates may retain after the Closing Date. Buyer and its representatives shall be afforded such access for a period of six (6) years after the Closing Date to the extent that such access may reasonably be required in connection with any tax audit, litigation or similar matter beyond the sole control of Buyer and its representatives. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.13. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall so notify Buyer and shall give Buyer the opportunity, for a period of forty-five (45) days after the date of such notice, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

         12.14 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         IN WITNESS WHEREOF, each of Seller and Buyer has caused this Agreement to be executed on its respective behalf as of the day and year first above written.

                                    BIG CITY RADIO, INC.



                                    By: /s/ Michael Kakoyiannis
                                        ------------------------------------
                                        Name: Michael Kakoyiannis
                                        Title: President and CEO



                                    DARREL PETERS PRODUCTIONS, INC.



                                    By: /s/ Darrel Peters
                                        ------------------------------------
                                        Name: Darrel Peters
                                        Title: